UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2008

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Enterprise Drive Plainsboro, NJ	08536
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 275-0500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

We are required under each of the registration rights agreements, dated as of June 11, 2007 (the “Registration Rights Agreements”), related to our Senior Convertible Notes due 2010 and 2012 (collectively, the “Notes”) to maintain effective registration statements to permit resales of the common stock issuable upon conversion of the Notes for a specified period of time through June 11, 2008 (the “Effectiveness Period”). Because of the late filing of our Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Annual Report”), we have not been able to maintain the effectiveness of the registration statements during the Effectiveness Period. On March 17, 2008, we notified Wells Fargo Bank, N.A. (“Wells Fargo”), as trustee under the indentures governing the Notes, each dated as of June 11, 2007, between the Company and Wells Fargo (collectively, the “Indentures”), that we had elected to suspend the effectiveness of the registration statements and requested that it provide copies of the notice to the holders of the Notes. The penalty under the Registration Rights Agreements for failure to maintain the effectiveness of the registration statements is the payment of liquidated damages from May 11, 2008 until the earlier of the date on which a qualifying shelf registration statement becomes effective or the expiration of the Effectiveness Period. Beginning on May 11, 2008, the Notes began to accrue liquidated damages at an annualized rate of 0.25% of the outstanding principal amount of the Notes, and we estimate that the payments for the 30-day period from May 11, 2008 to the expiration of the Effectiveness Period on June 11, 2008 will equal approximately $70,000. Payments of the liquidated damages amount will be made at the same time that ordinary interest payments are made to the holders of the Notes.

In addition, as previously disclosed, we requested and received a waiver from the lenders under our credit facility that waived, until May 16, 2008, the effect of a cross-default provision under the credit agreement triggered by our inability to deliver the 2007 Annual Report by the due date provided in the Indentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: May 15, 2008	By: /s/ Stuart M. Essig
Stuart M. Essig
Title: President and Chief Executive Officer